Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-172256) pertaining to the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings plc and its Subsidiaries and the Amended and Restated Nielsen 2010 Stock Incentive Plan, of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedules of Nielsen N.V. and the effectiveness of internal control over financial reporting of Nielsen N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 25, 2015